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                                                                  Exhibit (2)(b)


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                          AGREEMENT AND PLAN OF MERGER

                           Dated as of April 11, 2000

                                      Among

                                 CONOPCO, INC.,

                      VERMONT ALL NATURAL EXPANSION COMPANY

                                       And

                          BEN & JERRY'S HOMEMADE, INC.





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                                TABLE OF CONTENTS

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                                    ARTICLE I

                            THE OFFER AND THE MERGER

SECTION 1.01.  The Offer.................................................................................2
SECTION 1.02.  Company Actions...........................................................................4
SECTION 1.03.  The Merger................................................................................5
SECTION 1.04.  Closing...................................................................................5
SECTION 1.05.  Effective Time............................................................................5
SECTION 1.06.  Effects...................................................................................6
SECTION 1.07.  Articles of Incorporation and By-laws.....................................................6
SECTION 1.08.  Directors.................................................................................6
SECTION 1.09.  Officers..................................................................................6


                                   ARTICLE II

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.  Effect on Capital Stock...................................................................6
SECTION 2.02.  Exchange of Certificates..................................................................8

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Organization, Standing and Power.........................................................10
SECTION 3.02.  Company Subsidiaries; Equity Interests...................................................11
SECTION 3.03.  Capital Structure........................................................................11
SECTION 3.04.  Authority; Execution and Delivery; Enforceability........................................14
SECTION 3.05.  No Conflicts; Consents...................................................................15
SECTION 3.06.  SEC Documents; Undisclosed Liabilities...................................................16
SECTION 3.07.  Information Supplied.....................................................................17
SECTION 3.08.  Absence of Certain Changes or Events.....................................................18
SECTION 3.09.  Taxes....................................................................................20
SECTION 3.10.  Absence of Changes in Benefit Plans......................................................21
SECTION 3.11.  ERISA Compliance; Excess Parachute Payments..............................................21
SECTION 3.12.  Litigation...............................................................................24
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SECTION 3.13.  Compliance with Applicable Laws..........................................................24
SECTION 3.14.  Environmental Matters....................................................................24
SECTION 3.15.  Contracts; Debt Instruments..............................................................26
SECTION 3.16.  Intellectual Property....................................................................26
SECTION 3.17.  Labor Matters............................................................................27
SECTION 3.18.  Title to Properties......................................................................27
SECTION 3.19.  Equipment................................................................................28
SECTION 3.20.  Suppliers................................................................................28
SECTION 3.21.  Brokers; Schedule of Fees and Expenses...................................................28
SECTION 3.22.  Opinion of Financial Advisor.............................................................29


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF CONOPCO AND SUB

SECTION 4.01.  Organization, Standing and Power.........................................................29
SECTION 4.02.  Sub......................................................................................29
SECTION 4.03.  Authority; Execution and Delivery; Enforceability........................................29
SECTION 4.04.  Consents.................................................................................30
SECTION 4.05.  Information Supplied.....................................................................30
SECTION 4.06.  Brokers..................................................................................31
SECTION 4.07.  Conopco Plans............................................................................31

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01.  Conduct of Business......................................................................31
SECTION 5.02.  No Solicitation..........................................................................35

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.01.  Preparation of Proxy Statement; Shareholders Meeting.....................................38
SECTION 6.02.  Access to Information; Confidentiality...................................................39
SECTION 6.03.  Best Efforts; Notification...............................................................40
SECTION 6.04.  Stock Options  ..........................................................................41
SECTION 6.05.  Benefit Plans  ..........................................................................42
SECTION 6.06.  Indemnification..........................................................................43
SECTION 6.07.  Fees and Expenses; Liquidated Damages....................................................44
SECTION 6.08.  Public Announcements.....................................................................45
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SECTION 6.09.  Transfer Taxes ..........................................................................46
SECTION 6.10.  Interim Directors........................................................................46
SECTION 6.11.  Company Capital Stock....................................................................47
SECTION 6.12.  Rights Agreements; Consequences if Rights Triggered......................................47
SECTION 6.13.  Shareholder Litigation...................................................................48
SECTION 6.14.  Operations of the Surviving Corporation..................................................48
SECTION 6.15.  The Foundation ..........................................................................52
SECTION 6.16.  Certain Employee Matters.................................................................52
SECTION 6.17.  Social Milestones........................................................................52
SECTION 6.18.  The Social Venture Fund..................................................................53


                                   ARTICLE VII

SECTION 7.01.  Conditions to the Offer..................................................................53
SECTION 7.02.  Conditions to the Merger.................................................................56

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination..............................................................................57
SECTION 8.02.  Effect of Termination....................................................................59
SECTION 8.03.  Amendment................................................................................59
SECTION 8.04.  Extension; Waiver........................................................................60

SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver................................60

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01.  Nonsurvival of Representations and Warranties............................................61
SECTION 9.02.  Notices..................................................................................61
SECTION 9.03.  Definitions..............................................................................62
SECTION 9.04.  Interpretation; Disclosure Letters.......................................................63
SECTION 9.05.  Severability.............................................................................63
SECTION 9.06.  Counterparts.............................................................................63
SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries...........................................63
SECTION 9.08.  GOVERNING LAW............................................................................64
SECTION 9.09.  Assignment...............................................................................64
SECTION 9.10.  Enforcement..............................................................................65
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SECTION 9.11.  Separate Parties.........................................................................65
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EXHIBIT A        Articles of Incorporation
EXHIBIT B        Form of Delegation of Authority

                                    AGREEMENT AND PLAN OF MERGER, dated as of
                           April 11, 2000, among CONOPCO, INC., a New York corporation ("CONOPCO"), VERMONT ALL NATURAL EXPANSION COMPANY, a Vermont corporation ("SUB"), and BEN & JERRY'S HOMEMADE, INC., a Vermont corporation (the "COMPANY").

                  WHEREAS Conopco believes that it is uniquely positioned to further the Company's three-part mission through a business combination that leverages the strengths of both Conopco and the Company;

                  WHEREAS the respective Boards of Directors of Conopco, Sub and the Company have approved the acquisition of the Company by Conopco on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, in furtherance of such acquisition, Conopco proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all the outstanding shares of Class A Common Stock of the Company, par value $.033 per share (the "CLASS A COMMON STOCK"), including the associated Class A Rights (as defined in
Section 3.03), and all the outstanding shares of Class B Common Stock of the Company, par value $.033 per share (the "CLASS B COMMON STOCK", and together with the Class A Common Stock, the "COMPANY COMMON STOCK"), including the associated Class B Rights (as defined in Section 3.03), at a price per share of Company Common Stock (including the associated Company Right (as defined in
Section 3.03)) of $43.60, net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS the respective Boards of Directors of Conopco, Sub and the Company have approved the merger (the "MERGER") of Sub into the Company, or (at the election of Conopco) the Company into Sub, on the terms and subject to the conditions set forth in this Agreement, whereby (a) each issued share of Company Common Stock not owned by Conopco, Sub or the Company, and (b) each share of Company Common Stock, not owned directly or indirectly by Conopco or the Company, shall be converted into the right to receive $43.60 in cash;

                  WHEREAS, immediately following the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Company shall cause the outstanding shares of the Company's $1.20 Class A Preferred Stock, par value $1.00 per share (the "COMPANY PREFERRED STOCK" and, together with the Company Common Stock, the "COMPANY CAPITAL STOCK"), to be redeemed;

                  WHEREAS simultaneously with the execution and delivery of this Agreement Ben & Jerry's Homemade Holdings,
Inc. and the Company are granting an international license to Unilever N.V. and Unilever PLC pursuant to a License
Agreement (the "LICENSE AGREEMENT");

                  WHEREAS simultaneously with the execution and delivery of this Agreement the Company and Conopco are entering into a stock option agreement (the "STOCK OPTION AGREEMENT" and, together with this Agreement and the License Agreement, the "TRANSACTION AGREEMENTS"), pursuant to which the Company is granting Conopco an option to purchase shares of Class A Common Stock on the terms and subject to the conditions set forth therein; and

                  WHEREAS Conopco, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

                  NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                            THE OFFER AND THE MERGER

                  SECTION 1.01. THE OFFER. (a) Subject to the conditions of this Agreement, as promptly as practicable but in no event later than five business days after the date of this Agreement, Sub shall, and Conopco shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). The obligation of Sub to, and of Conopco to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Section 7.01. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Rule 14d-2 of the SEC). Sub expressly reserves the right to modify the terms of the Offer or waive any condition to the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) reduce or waive the Minimum Tender Condition (as defined in Section 7.01), (iv) modify, in any manner adverse to the holders of Company Common Stock, or add to, the conditions set forth in Section 7.01, (v) extend the Offer or (vi) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer in increments of not more than five business days each, if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) make available a subsequent offering period (within the meaning of Rule 14d-11 of the SEC). Without limiting the right of Sub to extend the Offer, in the event that any condition set forth in paragraph (a) of Section 7.01 is not satisfied or waived at the scheduled expiration date of the Offer, at the request of the Company Sub shall, and Conopco shall cause Sub to, extend the expiration date of the Offer in increments of five business days each until the earliest to occur of (w) the satisfaction or waiver of such condition, (x) Conopco reasonably determines that such condition to the Offer is not capable of being satisfied on or prior to September 30, 2000, (y) the termination of this Agreement in accordance with its terms and (z) September 30, 2000. In addition, on the terms and subject to the conditions of the Offer and this Agreement, Sub shall pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

                  (b) On the date of commencement of the Offer, Conopco and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Each of Conopco, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Conopco and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. Conopco and Sub shall provide the Company and its counsel in writing with any comments Conopco, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                  SECTION 1.02. COMPANY ACTIONS. (a) Subject to the right of the Board of Directors of the Company (the "COMPANY BOARD", which term shall mean, after the Effective Time (as defined in Section 1.05), the board of directors of the Surviving Corporation (as defined in Section 1.03)) to take action permitted by Section 5.02(b), the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by the Transaction Agreements (collectively, the "TRANSACTIONS").

                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer, including an appropriate information statement (the "INFORMATION STATEMENT") under Rule 14f-1 (such Schedule 14D-9 and Information Statement, as amended from time to time, the "SCHEDULE 14D-9") and shall mail the Schedule 14D-9 to the holders of Class A Common Stock. The
Schedule 14D-9 shall contain the recommendation described in Section 3.04(b), unless such recommendation has been withdrawn or modified in accordance with
Section 5.02(b). Each of the Company, Conopco and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Conopco and its counsel in writing with any comments the Company or its counsel may receive from the

SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders of Company Common Stock subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Conopco may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable Law (as defined in Section 3.05), and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Conopco and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

                  SECTION 1.03. THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Vermont Business Corporation Act (the "VBCA"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.05). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION"). At the election of Conopco, any direct or indirect wholly owned subsidiary of Conopco may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

                  SECTION 1.04. CLOSING. The closing (the "CLOSING") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.02, or at such other place, time and date as shall be agreed in writing between Conopco and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

                  SECTION 1.05. EFFECTIVE TIME. Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Surviving Corporation shall file with the Secretary of State of the State of Vermont, articles of merger or other appropriate documents (in any such case, the "ARTICLES OF MERGER") executed in accordance with the relevant provisions of the VBCA and shall make all other filings or recordings required under the VBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such other later time as Conopco and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

                  SECTION 1.06. EFFECTS. The Merger shall have the effects set forth in Section 11.06 of the VBCA.

                  SECTION 1.07. ARTICLES OF INCORPORATION AND BY-LAWS. (a) The Articles of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

                  (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

                  SECTION 1.08. DIRECTORS. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation who elect to remain on or rejoin the Company Board, together with such other individuals appointed to the Company Board, all in accordance with the provisions of Section 6.14(a).

                  SECTION 1.09. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  SECTION 2.01. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

                  (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become ten thousand fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) CANCELATION OF TREASURY STOCK AND CONOPCO-OWNED STOCK. Each share of Company Common Stock that is owned by the Company, Conopco or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock that is owned by any subsidiary of the Company or Conopco (other than Sub) shall automatically be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (c) CONVERSION OF COMPANY COMMON STOCK. (1) Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $43.60 in cash.

                  (2) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to collectively as the "MERGER CONSIDERATION". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

                  (d) DISSENTERS RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares ("DISSENTERS SHARES") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment of the fair value of such Dissenters Shares pursuant to, and who complies in all respects with, Chapter 13 of the VBCA ("CHAPTER 13") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissenters Shares shall be entitled to payment of the fair value of such Dissenters Shares in accordance with Chapter 13 of the VBCA; PROVIDED, HOWEVER, that if any such holder shall fail to perfect or otherwise lose such holder's right to receive payment of fair value under Chapter 13, then the right of such holder to be paid the fair value of such holder's Dissenters Shares shall cease and such Dissenters Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Conopco of any demands received by the Company for appraisal of any shares of Company Common Stock. Prior to the Effective Time, the Company shall not, without the prior written consent of Conopco, participate in negotiations or proceedings with respect to such demands or make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

                  SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Prior to the Effective Time, Conopco and the Company shall select a bank or trust company to act as paying agent (the "PAYING AGENT") for the payment of Merger Consideration upon surrender of certificates representing Company Common Stock. Concurrently with the Effective Time, the Company shall provide to the Paying Agent the amount of cash required to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the "EXCHANGE FUND").

                  (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to
Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Conopco and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration.

Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Conopco, together with such letter of transmittal, duly executed, and such other docu ments as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Conopco that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

                  (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Conopco, upon demand, subject to compliance with any applicable abandoned property, escheat or similar Law.

                  (e) NO LIABILITY. To the extent permitted by applicable Law, none of Sub, Conopco, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (f) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Conopco, on a daily basis. Any interest and other income resulting from such investments shall be paid to Conopco.

                  (g) WITHHOLDING RIGHTS. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.11), or under any provision of state, local or foreign tax Law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Conopco and Sub as follows:

                  SECTION 3.01. ORGANIZATION, STANDING AND POWER. Each of the Company and each of its subsidiaries (the "COMPANY SUBSIDIARIES") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under the Transaction Agreements or a material adverse effect on the ability of the Company to consummate the Offer, the Merger and the other Transactions (a "COMPANY MATERIAL ADVERSE EFFECT"). The Company has delivered to Conopco true and complete copies of the Articles of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY CHARTER"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY BY-LAWS"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

                  SECTION 3.02. COMPANY SUBSIDIARIES; EQUITY INTERESTS. (a) The letter, dated as of the date of this Agreement, from the Company to Conopco and Sub (the "COMPANY DISCLOSURE LETTER") lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS").

                  (b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

                  SECTION 3.03. CAPITAL STRUCTURE. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Class A Common Stock and 3,000,000 shares of Class B Common Stock, as well as 900 shares of Company Preferred Stock. The Board of Directors of the Company has duly authorized the conversion of each issued and outstanding share of Class B Common Stock into one share of Class A Common Stock and has authorized the mailing of a notice of conversion pursuant to the Company Charter, upon receipt of the notice from Conopco contemplated by Section 6.11(b), to all the holders of Class B Common Stock. At the close of business on March 31, 2000, (i) 6,130,582 shares of Class A Common Stock, 793,729 shares of Class B Common Stock and 900 shares of Company Preferred Stock were issued and outstanding, (ii) 644,606 shares of Class A Common Stock and 1,092 shares of Class B Common Stock were held by the Company in its treasury, (iii) 1,298,627 shares of Class A Common Stock were subject to outstanding Company Stock Options (as defined below) and 160,185 additional shares of Class A Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined below) (assuming for such purpose that, with respect to the offering period in effect on the date hereof under the Company's 1986 Employee Stock Purchase Plan (the "1986 ESPP"), (A) all current participants continue to contribute at current levels and (B) the purchase price of the shares purchasable in respect of such offering period is determined to be 85% of the fair market value of shares of Class A Common Stock on the first day of such offering period, and giving effect to such offering period), (iv)(A) 7,400,000 shares of Class A Common Stock were reserved for issuance in connection with the rights (the "CLASS A RIGHTS") issued pursuant to the Rights Agreement dated as of July 30, 1998, as amended from time to time (the "CLASS A RIGHTS AGREEMENT"), between the Company and American Stock Transfer & Trust Company, and (B) 900,000 shares of Class B Common Stock were reserved for issuance in connection with the rights (the "CLASS B RIGHTS" and, together with the Class A Rights, the "COMPANY RIGHTS") issued pursuant to the Rights Agreement dated as of July 30, 1998, as amended from time to time (together with the Class A Rights Agreement, the "COMPANY RIGHTS AGREEMENTS"), between the Company and American Stock Transfer & Trust Company and (v) 125,000 shares of Class A Common Stock reserved for issuance under the warrants held by Gordian Group, L.P. (the "GORDIAN GROUP WARRANTS"). Except as set forth above and except for the shares of Class A Common Stock reserved for issuance upon either (i) the exercise of the option granted to Conopco pursuant to the Stock Option Agreement or (ii) the conversion of shares of Class B Common Stock, at the close of business on March 31, 2000, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding Company SARs (as defined below) that were not granted in tandem with a related Company Stock Option. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time (including shares of Company Capital Stock that shall be deemed to be shares of Class A Common Stock upon the automatic conversion of shares of Class B Common Stock) will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the VBCA, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("VOTING COMPANY DEBT"). Except as set forth above or in Section 3.03(b), as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. Except as set forth in Section 6.11, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has delivered to Conopco complete and correct copies of the Company Rights Agreements, as amended to the date of this Agreement.

                  (b) The authorized capital stock of The American Company for Ice Cream Manufacturing E.I. Ltd. ("ACICM") consists of 18,000 Ordinary Shares (the "SUBSIDIARY ORDINARY SHARES") and 18,000 Preferred Shares (the "SUBSIDIARY PREFERRED SHARES"), each with a nominal value of 1.00 NIS. At the close of business on March 31, 2000, 12,000 Subsidiary Ordinary Shares and 18,000 Subsidiary Preferred Shares were issued and outstanding, and 3,333 Subsidiary Ordinary Shares reserved for issuance under options and 1,200 Subsidiary Ordinary Shares were subject to outstanding options to purchase Subsidiary Ordinary Shares and Subsidiary Preferred Shares, respectively, and no other Subsidiary Ordinary Shares or Subsidiary Preferred Shares were issued, outstanding or reserved for issuance. As of such date, Ben & Jerry's Homemade, B.V., a wholly owned subsidiary of the Company, owned 18,000 Subsidiary Preferred Shares.

                  (c) For purposes of this Agreement:

                  "COMPANY STOCK OPTION" means any option to purchase Company Common Stock granted under any Company
         Stock Plan.

                  "COMPANY SAR" means any stock appreciation right or other award linked to the price of Company Common Stock and granted under any Company Stock Plan.

                  "COMPANY STOCK PLANS" means the Company's 1995 Equity Incentive Plan, 1999 Equity Incentive Plan, 1985 Stock Option Plan, 1986 Employee Stock Purchase Plan, 1992 Non-Employee Directors' Restricted Stock Plan and 1995 Non-Employee Directors' Plan for Stock in Lieu of Director's Cash Retainer, all separate stock option agreements under which options were issued in 1999 (the form of which is set forth in the Company Disclosure Letter) and the provisions of employment agreements for officers (disclosed in the Company Disclosure Letter) that include certain terms of options granted under the Company's 1985 Stock Option Plan and 1995 Equity Incentive Plan.

                  SECTION 3.04. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. (a) The Company has all requisite corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and, subject, in the case of the Merger, to receipt of the Company Shareholder Approval (as defined in

Section 3.04(c)), to consummate the Transactions. The execution and delivery by the Company of the Transaction Agreements to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, in the case of the Merger, to receipt of the Company Shareholder Approval.

                  (b) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) adopting this Agreement, (ii) approving the other Transaction Agreements, the Offer, the Merger and the other Transactions, (iii) determining that the terms of the Offer and the Merger are fair to and in the best interests of the shareholders of the Company, (iv) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (v) recommending that the Company's shareholders approve this Agreement. No state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements, the Offer, the Merger or any other Transaction.

                  (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve this Agreement and the Merger is the approval, by person or proxy, of this Agreement by the holders of a majority of the outstanding shares of Class A Common Stock (the "COMPANY SHAREHOLDER APPROVAL"). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or consummate the Offer or any Transaction other than the Merger.

                  SECTION 3.05. NO CONFLICTS; CONSENTS. (a) Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary,
(ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "CONTRACT") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree ("JUDGMENT") or statute, law (including common law), ordinance, rule or regulation ("LAW") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clause (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or result in a liability to the Company and the Company Subsidiaries, taken as a whole, in excess of $1,000,000.

                  (b) No consent, approval, license, permit, order or authorization ("CONSENT") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy or information statement relating to the approval of this Agreement by the Company's shareholders (the "PROXY STATEMENT"), (C) the Information Statement and (D) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") as may be required in connection with this Agreement and the other Transaction Agreements, the Offer, the Merger and the other Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Vermont and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable Environmental Laws (as defined in Section 3.14), (v) such filings as may be required in connection with the Taxes described in Section 6.09, (vi) as may be required under any state securities laws and (vii) such other items as are set forth in the Company Disclosure Letter.

                  (c) The Company Board has taken all action necessary to (i) render the Company Rights inapplicable to this Agreement and the other Transaction Agreements, the Offer, the Merger and the other Transactions and
(ii) ensure that (A) neither Conopco nor Sub nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in each of the Company Rights Agreements) by reason of any Transaction Agreement, the Offer, the Merger or any other Transaction, and (B) a "Distribution Date" (as defined in each of the Company Rights Agreements) shall not occur by reason of any Transaction Agreement, the Offer, the Merger or any other Transaction.

                  SECTION 3.06. SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since December 28, 1997 (the "COMPANY SEC DOCUMENTS"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "SECURITIES ACT"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth on the face of, or in the notes to, the most recent balance sheet of the Company included in the Filed Company SEC Documents (as defined in Section 3.08), neither the Company nor any Company Subsidiary had, as of such date, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet or in the notes thereto.

                  SECTION 3.07. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Conopco or Sub in writing specifically for inclusion or incorporation by reference therein.

                  SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed and publicly available on or prior to April 7, 2000

(the "FILED COMPANY SEC DOCUMENTS") or in the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with recent past practice, and during such period there has not been:

                  (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

                  (iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, other than the authorization by the Company Board to convert all the outstanding shares of Class B Common Stock into shares of Class A Common Stock and to redeem the Company Preferred Stock;

                  (iv) (A) any granting by the Company or any Company Subsidiary to any director or officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment or consulting agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such director or officer of any increase in severance or termination pay, except as was required under any employment, consulting, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, consulting, deferred compensation, indemnification, severance or termination agreement with any such director or officer;

                  (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

                  (vi) any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund;

                  (vii) (A) any acquisition by the Company or any Company Subsidiary by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any acquisition by the Company or any Company Subsidiary of any assets (other than inventory) that are material, individually or in the aggregate, to the Company and the Company Subsidiaries;

                  (viii) any sale, lease, license, encumbrance or other disposition of assets of the Company or any Company Subsidiary in excess of $500,000 in the aggregate, other than sales of products to customers and immaterial dispositions of personal property and other than any encumbrance created in connection with financing the purchase of equipment and other property, in each case in the ordinary course of business consistent with past practice;

                  (ix) any incurrence of capital expenditures by the Company or any Company Subsidiary in excess of $500,000 individually, or in excess of $1 million in the aggregate; or

                  (x) any other transaction, contract or commitment of the Company or any Company Subsidiary other than in the ordinary course of business, consistent with past practice and on an arms' length basis.

                  SECTION 3.09. TAXES. (a) Except as disclosed in the Company Disclosure Letter, each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid.

                  (b) Except as disclosed in the Company Disclosure Letter, the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income) for all Taxes payable by the Company and the Company Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

                  (c) Except as disclosed in the Company Disclosure Letter, the Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service for all years through 1997. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

                  (d) Except as disclosed in the Company Disclosure Letter, there are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

                  (e) Except as disclosed in the Company Disclosure Letter, no claim has been made in the past five years by any authority in a jurisdiction within which the Company or any Company Subsidiary does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction.

                  (f) For purposes of this Agreement:

                  "TAXES" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                  "TAX RETURN" means all Federal, state, local, provincial and foreign Tax returns, declarations, claims for refunds, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

                  SECTION 3.10. ABSENCE OF CHANGES IN BENEFIT PLANS. Except as disclosed in the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) maintained, sponsored or funded, in whole or in part, by the Company or any Company Subsidiary providing benefits to any current or former employee, consultant, officer or director of the Company or any Company Subsidiary (collectively, "COMPANY BENEFIT PLANS"). Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, as of the date of this Agreement there are not any consulting arrangements or agreements involving payments by the Company of more that $50,000 per year or any employment, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, consultant, officer or director of the Company or any Company Subsidiary (collectively, "COMPANY BENEFIT AGREEMENTS").

                  SECTION 3.11. ERISA COMPLIANCE; EXCESS PARACHUTE PAYMENTS. (a) The Company Disclosure Letter contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "COMPANY PENSION PLANS"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans and Company Benefit Agreements maintained, or contributed to, by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party, for the benefit of any current or former employees, consultants, officers or directors of the Company or any Company Subsidiary. The

Company has delivered to Conopco true, complete and correct copies of (i) each Company Benefit Plan and Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and
(iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

                  (b) Except as disclosed in the Company Disclosure Letter, all Company Pension Plans that are intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), have received favorable determination letters from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93- 39), to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. All Company Benefit Plans have been operated in all material respects in accordance with their terms and in substantial compliance with all applicable laws, including ERISA and the Code. There is no material pending or, to the knowledge of the Company, threatened litigation relating to the Company Benefit Plans.

                  (c) None of the Company, any Company Subsidiary or any entity that is considered one employer with the Company under Section 4001 of ERISA or
Section 414 of the Code contributes or has ever contributed or been obligated to contribute to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or to any defined benefit pension plan subject to Title IV of ERISA or to Part 3 of Subpart B of Title I of ERISA. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company or any Company Subsidiary, any officer of the Company or any of its Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such
Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. All contributions and premiums required to be made under the terms of any Company Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed Company SEC Documents.

                  (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, except as disclosed in the Company Disclosure Letter, (i) no such Company Benefit Plan is unfunded or funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code),
(ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) in all material respects of the Code and (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiary on or at any time after the Effective Time. Neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any Company Benefit Plan or Company Benefit Agreement.

                  (e) Except as disclosed in the Company Disclosure Letter, the consummation of the Offer and the Merger or any of the other Transactions will not (i) entitle any employee, consultant, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans or Company Benefit Agreements or (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans or Company Benefit Agreements.

                  (f) Other than payments that may be made to the persons listed in the Company Disclosure Letter (the "PRIMARY COMPANY EXECUTIVES"), any amount or economic benefit that could be received (whether in cash or property or in respect of the vesting of property) as a result of the Offer and the Merger or any other Transaction (including as a result of termination of employment on or following the Effective Time) by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or Company Benefit Agreement or otherwise would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any Company Subsidiary or any other person in the event that the excise tax under Section 4999 of the Code is imposed on such disqualified individual. Set forth in the Company Disclosure Letter is (i) the estimated maximum amount that could be paid to each Primary Company Executive as a result of the Merger and the other Transactions under all Company Benefit Plans and Company Benefit Agreements and
(ii) the "base amount" (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive calculated as of the date of this Agreement.

                  SECTION 3.12. LITIGATION. Except as disclosed in the Company Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and the Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect or in a liability to the Company and the Company Subsidiaries, taken as a whole, in excess of $1,000,000, nor is there any Judgment outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect or in a liability to the Company and the Company Subsidiaries, taken as a whole, in excess of $1,000,000.

                  SECTION 3.13. COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in the Company Disclosure Letter, the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws, including those relating to occupational health and safety. Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a

Company Subsidiary is not in compliance with any applicable Law. This Section
3.13 does not relate to matters with respect to Taxes, which are the subject of
Section 3.09, or to environmental matters, which are the subject of Section
3.14.

                  SECTION 3.14. ENVIRONMENTAL MATTERS. (a) Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has (i) placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any Company Subsidiary's properties or any other properties, except for those actions that individually or in the aggregate have not resulted in, or would not reasonably be expected to result in, material liability to the Company and the Company Subsidiaries, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any Company Subsidiary's properties or any other property but arising from the Company's or any Company Subsidiary's properties, other than a reason to know of such presences that individually or in the aggregate have not resulted in, or would not reasonably be expected to result in, material liability to the Company and the Company Subsidiaries, or (iii) received any written notice (A) of any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on or under any of the Company's or any Company Subsidiary's properties or any other properties (collectively, "ENVIRONMENTAL LAWS"), (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any Company Subsidiary's properties or any other properties, or (D) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any Company Subsidiary's properties or any other properties. For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

                  (b) Except as set forth in the Company Disclosure Letter, no Environmental Law imposes any obligation upon the Company or any Company Subsidiary arising out of or as a condition to any Transaction, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of the Company's or its subsidiaries' properties under any Environmental Law.

                  SECTION 3.15. CONTRACTS; DEBT INSTRUMENTS. (a) Except as disclosed in the Company Disclosure Letter, (i) there is no Contract that has a future liability to the Company and the Company Subsidiaries, taken as a whole, in excess of $200,000 per annum or $500,000 over the lifetime of such Contract (a "MATERIAL CONTRACT"), and (ii) neither the Company nor any Company Subsidiary is the lessee under any lease (whether of real or personal property) that requires annual payments in excess of $200,000 or $500,000 over the lifetime of such lease. Neither the Company nor any Company Subsidiary is in violation in any material respect of or in default in any material respect under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, and, to the knowledge of the Company, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

                  (b) The Company Disclosure Letter sets forth (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any Company Subsidiary in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred and (ii) the respective principal amounts currently outstanding thereunder.

                  (c) The Company Filed SEC Documents include as exhibits thereto all Contracts that are required to be filed by the Company under the Exchange Act.

                  SECTION 3.16. INTELLECTUAL PROPERTY. The Company Disclosure Letter sets forth a summary description of all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and proprietary computer programs necessary to produce the products of the Company and the Company Subsidiaries and to conduct the business of the Company and the Company Subsidiaries as currently conducted (collectively, "INTELLECTUAL PROPERTY RIGHTS"). The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights necessary to conduct their respective businesses as currently conducted with no infringement of, or conflict with, the rights of any others. Except as set forth in the Company Disclosure Letter, no claims are pending or, to the knowledge of the Company, threatened that the Company or any Company Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. Except as set forth in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has granted to any third party a license or other right to any Intellectual Property Right. To the knowledge of the Company, except as set forth in the Company Disclosure Letter, no person is infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right.

                  SECTION 3.17. LABOR MATTERS. Except as set forth in the Company Disclosure Letter, there are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound. Since December 31, 1996, neither the Company nor any Company Subsidiary has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

                  SECTION 3.18. TITLE TO PROPERTIES. (a) Except as set forth in the Company Disclosure Letter, each of the Company and each Company Subsidiary has good and marketable title to, or valid leasehold interests in, all its respective real properties except for such as are no longer used or useful in the conduct of its respective business or as have been disposed of in the ordinary course of business and assets which are material to the conduct of the business of the Company and the Company Subsidiaries ("MATERIAL ASSETS"). All such properties and Material Assets, other than properties and Material Assets in which the Company or any Company Subsidiary has leasehold interests, are free and clear of all Liens other than (i) Liens imposed by Law that were incurred in the ordinary course of business such as carrier's, warehousemen's and mechanic's Liens, which Liens do not materially detract from the value of such properties and Material Assets or materially impair the use thereof in the operation of the respective businesses of the Company and the Company Subsidiaries, (ii) Liens arising pursuant to purchase money security interests relating to indebtedness representing an amount no greater than the purchase price of such properties or Material Assets,
(iii) Liens for Taxes and assessments not yet due and payable or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established, or (iv) Liens set forth in the Company Disclosure Letter. The Company Disclosure Letter sets forth a complete list of all real property owned by the Company or any Company Subsidiary.

                  (b) Except as set forth in the Company Disclosure Letter, each of the Company and each Company Subsidiary has complied in all material respects with the terms of all leases with annual payments in excess of $50,000 to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each Company Subsidiary enjoys peaceful and undisturbed possession under all such leases. To the knowledge of the Company, no other party to any of such leases is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

                  SECTION 3.19. EQUIPMENT. Except as set forth in the Company Disclosure Letter, all (i) the material equipment of the Company and the Company Subsidiaries, and (ii) the equipment currently in use that, in the aggregate, is necessary to produce the products of the Company and the Company Subsidiaries (other than the Company's novelty product line and related equipment) or otherwise necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted, is in good operating condition and repair (ordinary wear and tear excepted), taking into account its age and use, and is available for immediate use in the business of the Company and the Company Subsidiaries.

                  SECTION 3.20. SUPPLIERS. Except as set forth in the Company Disclosure Letter, since January 1, 2000, there has not been (i) any material adverse change in the business relationship of the Company or any Company Subsidiary with any of their top 20 suppliers or (ii) any material adverse change in the terms of the supply agreements or related arrangements with any such supplier. Except as set forth in the Company Disclosure Letter, to the knowledge of the Company, the Transactions will not adversely affect its or any Company Subsidiary's business relationship with any of their top 20 suppliers, other than as a result of a pre-existing relationship with Conopco or Sub.

                  SECTION 3.21. BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Gordian Group, L.P., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Offer, the Merger and the other Transactions (including the fees of Gordian Group, L.P. and the fees of the Company's legal counsel) are set forth in the Company Disclosure Letter. The Company has furnished to Conopco a true and complete copy of all agreements between the Company and Gordian Group, L.P. relating to the Offer, the Merger and the other Transactions.

                  SECTION 3.22. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Gordian Group, L.P., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which opinion has been or promptly upon receipt will be, delivered to Conopco.


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF CONOPCO AND SUB

                  Conopco and Sub jointly and severally represent and warrant to the Company as follows:

                  SECTION 4.01. ORGANIZATION, STANDING AND POWER. Each of Conopco and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.

                  SECTION 4.02. SUB. (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Sub was incorporated solely for the consummation of the Transactions.

                  (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Conopco free and clear of any Lien.

                  SECTION 4.03. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Each of Conopco and Sub has all requisite corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and to consummate the Transactions. The execution and delivery by each of Conopco and Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Conopco and Sub. Conopco, as sole shareholder of Sub, has approved this Agreement. No vote of Conopco's shareholders is required to approve this Agreement or the transactions contemplated hereby. Each of Conopco and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  SECTION 4.04. CONSENTS. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Conopco or any of its subsidiaries in connection with the execution, delivery and performance of any Transaction Agreement to which Conopco or Sub is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, and the other Transaction Agreements, the Offer, the Merger and the other Transactions,
(iii) the filing of the Articles of Merger with the Secretary of State of the State of Vermont, (iv) compliance with and such filings as may be required under applicable Environmental Laws and (v) such filings as may be required in connection with the Taxes described in Section 6.09.

                  SECTION 4.05. INFORMATION SUPPLIED. (a) None of the information supplied or to be supplied by Conopco or Sub for inclusion or incorporation by reference (i) in the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (b) The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Conopco or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

                  SECTION 4.06. BROKERS. Except as set forth in the letter, dated as of the date of this Agreement, from Conopco to the Company (the "CONOPCO DISCLOSURE LETTER") no broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Conopco, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Conopco.

                  SECTION 4.07. CONOPCO PLANS. Conopco has previously disclosed to the Company or its counsel each agreement or understanding between Conopco or its affiliates, on the one hand, and any member of the Company Board or of the Company's Office of the Chief Executive Officer (the "OCEO") or the Chief Executive Officer of the Company (the "CEO"), on the other hand, regarding (i) any plans that Conopco or its affiliates may have to cause to be terminated the employment, or cause to be changed the responsibilities, of the CEO or of any member of the OCEO, (ii) any plans that Conopco or its affiliates may have to cause to be terminated the directorship of any member of the Company Board, and (iii) any financial or other matter concerning support of the Transactions or directorship, employment or other arrangements with Conopco or the Company following the Effective Time.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  SECTION 5.01. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY THE COMPANY. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by the Transaction Agreements, from the date of this Agreement to the earlier of Conopco having designated a majority of the Company Board pursuant to Section 6.10 and the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and the Company Subsidiaries, taken as a whole, in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired, in all material respects, at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by the Transaction Agreements, from the date of this Agreement to the earlier of Conopco having designated a majority of the Company Board pursuant to
Section 6.10 and the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Conopco:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distri butions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or author ize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than upon the conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with the Company Charter), or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities,
         (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or
         (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (x) the issuance of Class A Common Stock (and associated Class A Rights) (1) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (2) pursuant to the Stock Option Agreement, (3) upon the conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with the Company Charter, (4) upon exercise of Gordian Warrants or (5) pursuant to the 1986 ESPP (subject to Section 6.05(c)) and (y) the issuance of capital stock of ACICM upon the exercise of options to purchase such capital stock that are outstanding on the date of this Agreement and in accordance with their present terms;

                  (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

                  (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice or in the fulfillment of Contracts in existence on the date hereof and copies of which have been made available to Conopco;

                  (v) (A) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment or consulting agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any employment, consulting, severance or termination agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) establish, adopt, enter into or amend any Company Benefit Agreement, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan or Company Benefit Agreement;

                  (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

                  (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets, except for leases and disposals of trucks and trailers and sales of inventory and excess or obsolete assets, in all cases in the ordinary course of business consistent with past practice;

                  (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

                  (ix) make or agree to make any new capital expendi ture or expenditures that, individually, is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000; PROVIDED, HOWEVER, that with respect to proposed capital expenditures the written consent of Conopco shall not unreasonably be withheld;

                  (x) make or change any material Tax election or settle or compromise any material Tax liability or refund;

                  (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party; or

                  (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

                  (b) OTHER ACTIONS. Subject to Section 5.02(b), the Company shall not, and shall not permit any Company Subsidiary to, take any action that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Company set forth in any Transaction Agreement to which it is a party that is qualified as to Company Material Adverse Effect becoming untrue, (B) the representations and warranties that are not so qualified as to Company Material Adverse Effect becoming untrue where the failure of the representations and warranties referred to in this clause (B) to be so true, when taken together, would reasonably be expected to have a Company Material Adverse Effect, or (C) any condition to the Offer set forth in Section 7.01, or any condition to the Merger set forth in
Section 7.02, not being satisfied. Conopco shall not, and shall not permit its subsidiaries to, take any action that would, or would reasonably be expected to, result in any condition to the Offer set forth in Section 7.01, or any condition to the Merger set forth in Section 7.02, not being satisfied.

                  (c) ADVICE OF CHANGES. The Company shall promptly advise Conopco orally and in writing of any change or event that has or would reasonably be expected to have a Company Material Adverse Effect. The Company shall promptly provide to Conopco (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the Transactions, except with respect to the disclosure in Item 4(c) and any related materials in the Company's filing under the HSR Act.

                  (d) CONTINUATION OF CONTRACTS. The Company shall use its best efforts to take such actions necessary to ensure the continuation of the contracts referred to in Section 3.05 of the Company Disclosure Letter; PROVIDED, HOWEVER, that this Section 5.01(d) shall not require the payment by the Company of any consent or other similar fee under any such contract.

                  SECTION 5.02. NO SOLICITATION. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "REPRESENTATIVES") of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; PROVIDED, HOWEVER, that prior to the acceptance for payment of shares of Class A Common Stock pursuant to the Offer the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by a majority of the disinterested members thereof after consultation with outside counsel, in response to a Company Takeover Proposal that was made by a person whom the Company Board determines, in good faith after consultation with outside counsel and an independent financial advisor, to be reasonably capable of making a Superior Company Proposal (as defined in Section 5.02(e)), that was not solicited by the Company and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), (x) furnish information with respect to the Company to the person or group making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02) and (y) participate in discussions and negotiations with such person or group and its Representatives to the extent required regarding such Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company. Subject to the foregoing provisions of this Section 5.02, the Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.

                  (b) Neither the Company Board nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Conopco or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to the acceptance for payment of shares of Class A Common Stock pursuant to the Offer, the Company Board receives a

Superior Company Proposal and a majority of the disinterested directors of the Company determine in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations, the Company Board may withdraw its approval or recommendation of the Offer, the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Company Proposal, PROVIDED, that the Company Board shall give Conopco five business days' notice prior to withdrawing its recommendation.

                  (c) The Company promptly shall advise Conopco orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could lead to any Company Takeover Proposal, the identity of the person or group making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Conopco fully informed of the status, including any change to the details, of any such Company Takeover Proposal or inquiry and (ii) provide to Conopco as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

                  (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

                  (e) For purposes of this Agreement:

                  "COMPANY TAKEOVER PROPOSAL" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any Company Subsidiary,
         (ii) any proposal for the issuance by the Company of a material amount of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any Company Subsidiary, in each case other than the Transactions.

                  "SUPERIOR COMPANY PROPOSAL" means any proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of all or substantially all its assets, (i) on terms which a majority of the disinterested directors of the Company determines in its good faith judgment (A) to represent superior value for the holders of Company Common Stock than the Transactions (based on the written opinion, with only customary qualifications, of Gordian Group, L.P. or another independent financial advisor as to such proposal's financial superiority), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Conopco to amend the terms of the Transactions), and (B) to be no less favorable to the Company's stakeholders (not including its shareholders), taken as a whole, than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Conopco to amend the terms of the Transactions) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.01. PREPARATION OF PROXY STATEMENT; SHAREHOLDERS MEETING. (a) The Company shall, as soon as practical following the expiration of the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company and each of Conopco and Sub shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Conopco promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Conopco with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy

Statement. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Conopco reasonably objects. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as reasonably practicable after filing with the SEC.

                  (b) The Company shall, as soon as reasonably practical following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") for the purpose of seeking the Company Shareholder Approval. Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement shall have been terminated, its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement, the Offer or the Merger.

                  (c) Conopco shall cause all shares of Class A Common Stock purchased by Sub pursuant to the Offer and all other shares of Class A Common Stock owned by Sub or any other direct or indirect subsidiary of either Parent to be represented at the Company Shareholders Meeting and to be voted in favor of obtaining the Company Shareholder Approval.

                  SECTION 6.02. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) The Company shall, and shall cause each Company Subsidiary to, afford to Conopco, and to Conopco's officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Conopco (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Conopco may reasonably request; PROVIDED, HOWEVER, that the Company may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party or (ii) such portions of documents or information relating to pricing or other matters that are highly sensitive and the exchange of such documents (or portions thereof) or information, as determined by the Company's outside counsel, might reasonably result in antitrust difficulties between the Company and Conopco (or any of its affiliates). If any material is withheld from Conopco pursuant to the proviso to the preceding sentence, the Company shall inform Conopco as to what is being withheld. Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide to Conopco the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 16.02 of the VBCA (assuming such holder met the requirements of such section).

                  (b) The Company shall, as soon as practicable and in any event by the end of the third week of each month, furnish to Conopco such financial information for the previous month in such form as is provided to the Company Board.

                  (c) All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated September 27, 1999 between the Company and Conopco (the "CONFIDENTIALITY AGREEMENT").

                  SECTION 6.03. BEST EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, and subject to
Section 5.02 and the Company's right to make the disclosures to its shareholders permitted under Section 5.02(d), each of the parties shall use its best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements; PROVIDED, HOWEVER, that neither the Company nor Conopco shall be required to consent to any action described in
Section 7.01(a). In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions. Nothing in this
Section 6.03 shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

                  (b) The Company shall give prompt notice to Conopco, and Conopco shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to materiality being untrue or inaccurate in any respect when given or any such representation or warranty that is not so qualified being untrue or inaccurate in any material respect when given or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Agreements.

                  SECTION 6.04. STOCK OPTIONS. (a) As soon as reasonably practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt resolutions or take such other actions as may be required to effect the following:

                  (i) adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that each Company Stock Option (and any Company SAR related thereto) outstanding immediately prior to the acceptance for payment of shares of Class A Common Stock pursuant to the Offer, including all vested and unvested Company Stock Options, shall be canceled effective immediately prior to the acceptance for payment of Class A Common Stock pursuant to the Offer, with the holder thereof becoming entitled to receive an amount in cash equal to (A) the excess, if any, of (1) $43.60 over (2) the exercise price per share of the Class A Common Stock subject to such Company Stock Option or Company SAR, multiplied by (B) the number of shares of the Class A Common Stock for which such Company Stock Option shall not theretofore have been exercised; PROVIDED, HOWEVER, that no cash payment shall be made with respect to any Company SAR that is related to any Company Stock Option in respect of which such a cash payment is made; PROVIDED, FURTHER, that all amounts payable pursuant to this Section 6.04(a)(i) shall be subject to any required withholding of Taxes or proof of eligibility of exemption therefrom and to receipt of the written consent of the holder thereof and shall be paid at or as soon as practicable following the acceptance for payment of shares of Class A Common Stock pursuant to the Offer, without interest; and

                  (ii) make such other changes to the Company Stock Plans as the Company and Conopco may agree are appropriate to give effect to the Offer and the Merger.

                  (b) After the Effective Time, the Surviving Corporation shall establish an appropriate long-term incentive plan to properly incentivise its employees.

                  SECTION 6.05. BENEFIT PLANS AND SPECIAL BONUS PROGRAM. (a) Except as set forth in Section 6.04 and this Section 6.05, Conopco agrees that after the consummation of the Offer the Company shall honor, and, on and after the Effective Time, Conopco shall cause the Surviving Corporation to honor, all employment, severance, termination, consulting and retirement agreements to which the Company or any Company Subsidiary is presently a party and which have been disclosed in the Company Disclosure Letter, including all "constructive termination" provisions therein. Conopco confirms that, for purposes of such agreements, the acceptance for payment, and purchase, of the Company Common Stock pursuant to the Offer shall constitute a "change in control".

                  (b) Except as set forth in Sections 6.04 and 6.05(c), the Surviving Corporation shall maintain for a period of five years after the Effective Time the Company Benefit Plans (other than equity or equity-based programs), except to the extent provided in Section 6.04, in effect on the date of this Agreement or provide benefits to each current employee of the Company and the Company Subsidiaries that are not materially less favorable in the aggregate to such employees than those in effect on the date of this Agreement (other than equity or equity-based programs), except to the extent provided in
Section 6.04.

                  (c) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the 1986 ESPP) shall take or cause to be taken such actions as may be necessary to provide that (i) no options shall be granted and no payroll deductions accepted after the earlier of June 30, 2000 or the date in which falls the Effective Time; (ii) if the Effective Time falls on a date prior to June 30, 2000, the exercise date in respect of the offering (option) period under the 1986 ESPP that commenced January 1, 2000 shall be accelerated, and all unexercised rights granted in respect of such offering (option) period shall be exercised immediately prior to the Effective Time; (iii) all holding periods with respect to shares under the ESPP shall be waived; and (iv) the 1986 ESPP shall terminate as of the Effective Time.

                  (d) Six months following the Effective Time, Conopco shall make available to the Surviving Corporation the sum of $5 million to be distributed on a per capita basis to the then full-time employees of the Company below the OCEO as a special bonus unless the Company Board determines in its sole discretion that all or a portion of such amount should be contributed to the Foundation (as defined in Section 6.14) in which case the balance shall be distributed on a per capita basis to the then full-time employees of the Company below the OCEO and the amount not so distributed shall be contributed to the Foundation.

                  SECTION 6.06. INDEMNIFICATION. (a) Conopco and Sub agree that all rights to indemnification under the Company Charter, the Company By-laws, the Company's indemnification or other agreements or by Law for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (the "INDEMNIFIED PARTIES") as provided in their respective articles of incorporation, by-laws or indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations (PROVIDED, that in the event any claim or claims are asserted or made prior to the expiration of all applicable statutes of limitation, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims), and Conopco shall cause the Surviving Corporation to honor all such rights. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Conopco shall, or shall cause the Surviving Corporation to, pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith (subject to receipt by the Surviving Corporation of an undertaking from such Indemnified Party to repay advances if it is subsequently determined that such Indemnified Party is not entitled to indemnification). Conopco shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 6.06(a).

                  (b) Conopco shall cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policies to the extent that they provide coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premiums paid prior to the date of this Agreement (such 200% amount, the "MAXIMUM PREMIUM"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Conopco shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Conopco that the Maximum Premium is $228,000.

                  SECTION 6.07. FEES AND EXPENSES; LIQUIDATED DAMAGES. (a) Except as provided below, all fees and expenses incurred in connection with the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b) The Company shall pay to Conopco a fee of $11.4 million if: (i) this Agreement is terminated pursuant to Section 8.01(b)(iii) as a result of the failure of the condition set forth in paragraph (d) of Section 7.01; (ii) Conopco terminates this Agreement pursuant to Section 8.01(d) or the Company terminates this Agreement pursuant to Section 8.01(e); (iii) after the date of this Agreement any person makes or consummates a Company Takeover Proposal or amends a Company Takeover Proposal made prior to the date of this Agreement, and (A) the Offer remains open for at least five business days following the first public announcement of the making, consummation or amendment, as the case may be, of such Company Takeover Proposal, (B) the Minimum Tender Condition is not satisfied at such expiration date and (C) this Agreement is terminated pursuant to Section 8.01(b)(iii); or (iv) this Agreement is terminated (other than termination pursuant to Section 8.01(b)(iv) or 8.01(f)) and within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal. Any fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iv) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions). Conopco shall only be entitled to one fee under this Section 6.07(b).

                  (c) The parties acknowledge that Conopco's damages in the event that this Agreement is breached by the Company would be extremely costly and impractical to calculate. Conopco and the Company have expressly negotiated this provision, and have agreed that in light of the circumstances existing at the time of execution of this Agreement, an amount equal to $11.9 million represents a reasonable estimate of the harm likely to be suffered by Conopco in the event this Agreement is terminated pursuant to Section 8.01(c) or pursuant to Section 8.01(b)(iii) as a result of the failure of a condition set forth in paragraph (e) or (f) of Section 7.01. Accordingly, in the event this Agreement is terminated under such circumstances, Conopco shall be entitled to receive $11.9 million from the Company as its sole remedy and as liquidated damages.

                  SECTION 6.08. PUBLIC ANNOUNCEMENTS. Each of Conopco and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer and the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required, as determined by outside counsel, by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                  SECTION 6.09. TRANSFER TAXES. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("TRANSFER TAXES") incurred in connection with the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Conopco in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

                  SECTION 6.10. INTERIM DIRECTORS. Promptly upon the acceptance for payment of, and payment by Sub for, any shares of Class A Common Stock pursuant to the Offer, Sub shall be entitled to designate, for election by the Company Board, such number of directors on the Company Board as will give Sub, subject to compliance with Section 14(f) of the Exchange Act and the VBCA, majority representation on the Company Board; PROVIDED, HOWEVER, that in the event that Sub's designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are Directors on the date of this Agreement and who are not officers of the Company (the "INDEPENDENT DIRECTORS"); PROVIDED, FURTHER, that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, shareholders or affiliates of the Company, Conopco or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Conopco necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company Board as provided above.

                  SECTION 6.11. COMPANY CAPITAL STOCK. (a) Immediately following the consummation of the Offer, the Company Board shall authorize the Company to redeem all of the outstanding shares of Company Preferred Stock, at a price per share that would have been received by a holder of Company Preferred Stock if paid as Merger Consideration in the Merger, prior to the record date for the Company Shareholder Meeting and deliver to all holders of Company Preferred Stock the notice of redemption required by the Company Charter. The Company shall redeem all outstanding shares of Company Preferred Stock prior to the Effective Time.

                  (b) Upon receipt of a Qualified Notice (as defined below) from Conopco, and in accordance with the Company Charter, the Company shall mail a notice to all the holders of Class B Common Stock, which notice shall specify that all outstanding shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock effective ten days from the date of such mailing. The Company shall not take any action to rescind, revoke, retrieve or otherwise impair the effectiveness of such notice of conversion or prevent the automatic conversion of the outstanding shares of Class B Common Stock. A "QUALIFIED NOTICE" shall mean a written notice that (i) is delivered by Conopco to the Company not earlier than the business day immediately prior to the then scheduled expiration date of the Offer and not later than 2 p.m. Eastern Time on the then scheduled expiration date of the Offer and (ii) states that, as of the time of such notice, Conopco has no reason to believe that any condition set forth in Section 7.01 will not be satisfied at the then scheduled expiration time of the Offer (assuming compliance by the Company with this Section 6.11(b)).

                  SECTION 6.12. RIGHTS AGREEMENTS; CONSEQUENCES IF RIGHTS TRIGGERED. The Company Board shall take all further action (in addition to that referred to in Section 3.05(c)) requested in writing by Conopco in order to render the Company Rights inapplicable to the Offer, the Merger and the other Transactions. Except as approved in writing by Conopco, the Company Board shall not (i) amend either of the Company Rights Agreements, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreements.

                  SECTION 6.13. SHAREHOLDER LITIGATION. After the Closing Date, the Company shall give Conopco the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its directors relating to any Transaction.

                  SECTION 6.14. OPERATIONS OF THE SURVIVING CORPORATION. (a) The Company Board immediately following the Effective Time shall consist of: (i) the CEO; (ii) seven members to be composed of (A) such members of the Company Board (other than the current CEO and Ineligible Directors (as defined in Section 9.03)) as of the date hereof who wish to continue or rejoin as members of the Company Board following the Effective Time and (B) such other persons as may be necessary to fill any vacancies in the seven members as shall be designated for election by a majority of the persons specified in clause (A) (the "CLASS I DIRECTORS"); (iii) two members (the "CLASS M DIRECTORS") to be designated by Meadowbrook Lane, Inc. ("MEADOWBROOK"); and (iv) one member (together with any alternate that Conopco may from time to time designate, the "CLASS U DIRECTOR") to be designated by Conopco. The size of the Company Board shall be fixed at 11. Directors shall be elected for one year terms (subject to earlier removal, death or resignation), and a majority of directors then in office in each Class shall designate the candidates for election to the Company Board in such Class each year, and Conopco shall cause the election of such candidates and the CEO to the Company Board. Vacancies on the Company Board shall be filled in a like manner. Conopco, as sole shareholder of the Surviving Corporation, shall remove any director of any Class at the written request of at least a majority of the directors of such Class then in office and shall not otherwise remove any member of the Company Board after the Effective Time, other than a Class U Director or the CEO following termination of his or her employment. No Ineligible Director shall be permitted at any time to be elected to the Company Board.

                  (b) Immediately following the Effective Time, the Surviving Corporation shall delegate authority to the CEO to manage the affairs of the Company, substantially in the form of Exhibit B, appropriately adjusted for inflation and other relevant factors. The Surviving Corporation, with the consent of Conopco, shall review on an annual basis the proper scope of such delegation and shall make a new delegation to the CEO as of January 1 of each year. Within the scope of the authority delegated by the Surviving Corporation to the CEO, the CEO may act without obtaining the prior approval of Conopco or the Company Board. The Company Board shall not alter or challenge in any way the scope of any delegation of authority by the Surviving Corporation to the CEO.

                  (c) Decisions with respect to the appointment, compensation and removal of the CEO shall be made by Conopco after good faith consultation with, and the participation in discussions of, an advisory committee of the Company Board (the "APPOINTMENT COMMITTEE") consisting of Ben Cohen ("B.C.") and Jerry Greenfield ("J.G."); PROVIDED, HOWEVER, that, if from time to time one or both of B.C. or J.G. is not a member of the Company Board, then a majority of the Class I Directors then in office shall appoint one or two, as the case may be, Class I Directors or Class M Directors to the Appointment Committee.

                  (d) Subject to Sections 6.14(e) and 6.14(f), which place primary responsibility for Social Mission Priorities and the Essential Integrity of the Brand (each as defined below) with the Company Board, the Surviving Corporation shall be managed by the CEO in accordance with an annual business plan. Each year the CEO shall present a business plan for the following year to Conopco and the Company Board. Conopco and the Company Board, in good faith consultation with each other, shall review the proposal and Conopco, the Company Board and the CEO shall use good faith efforts to reach agreement on the annual business plan. If such parties are unable to reach agreement on the annual business plan, the ultimate determination of such plan shall be by Conopco. The annual business plan may be modified following the principles set out in the previous two sentences.

                  (e) The Company Board shall have primary responsibility for preserving and enhancing the objectives of the historical social mission of the Company as they may evolve from time to time consistent therewith ("SOCIAL MISSION PRIORITIES"). The Company Board shall work together with the CEO to integrate Social Mission Priorities into the business of the Surviving Corporation. The Company Board shall have a committee (the "SOCIAL VENTURE COMMITTEE") that shall oversee the Social Venture Fund (as defined below) consisting of one Class M Director, appointed by a majority of the Class M Directors then in office, and B.C., or, if B.C. is not a member of the Company Board, J.G., or, if neither B.C. nor J.G. is a member of the Company Board, a Class I Director appointed by a majority of the Class I Directors. Schedule 6.14 contains an illustrative list of Social Mission Priorities of the Company as of the date hereof.

                  (f) The Company Board shall be the custodians of the Ben & Jerry's-brand image and shall have primary responsibility for safeguarding the integrity of the essential elements of the Ben & Jerry's brand-name (the "ESSENTIAL INTEGRITY OF THE BRAND"). The Company Board shall work together with the CEO to provide that the business of the Surviving Corporation is conducted in a manner that preserves and enhances the Essential Integrity of the Brand. As part of this responsibility, the Company Board may prevent any action by the CEO in the areas of new product introduction, the changing of product standards and specifications, the approval of the content of marketing materials and the licensing or other use of the Ben & Jerry's trademark that, in each case, a majority of the Company Board reasonably determines to be inconsistent with the Essential Integrity of the Brand.

                  (g) The Company and Conopco shall work together to develop and mutually agree to a set of measures of the social performance of the Surviving Corporation ("SOCIAL METRICS"). The Surviving Corporation, under the direction of the Company Board, shall seek to have the Social Metrics of the Surviving Corporation increase at a rate in excess of the rate of sales increases of the Surviving Corporation.

                  (h) The Surviving Corporation shall continue the Company's practice of making charitable contributions by making contributions, for a minimum of ten years, of $1.1 million per year adjusted annually (i) by multiplying such amount by the ratio of the U.S. Producer Price Index for the month of December of the year in which the determination is made to the U.S. Producer Price Index for December 1999 and
(ii) by multiplying the product of such calculation by the ratio of the equivalent gallon sales of Products bearing the Principal Licensed Mark (each as defined in the License Agreement) sold by any person in such year to the equivalent gallon sales of Products sold in 1999; PROVIDED, HOWEVER, that such ratio shall never be less than one. To the extent that a material portion of the Company's business consists of activities other than the manufacture and sale of Products, Conopco and the Surviving Corporation shall agree on an appropriate equivalent measure of sales volume for clause (ii) with respect to such non-Product activities. The Company Board shall have the responsibility for allocating annual contributions among The Ben & Jerry's Foundation, Inc. (the "FOUNDATION"), local community charitable initiatives with the support and oversight of employee Community Action Teams and charitable institutions selected by the OCEO. The Company Board may allocate a portion of such contributions to the Foundation so long as (i) the Foundation does not significantly change its charitable purpose, (ii) none of the trustees of the Foundation disparages the Surviving Corporation, its products or its management and (iii) any replacement or additional trustee of the Foundation is reasonably satisfactory to Conopco. After such ten year period, the Surviving Corporation shall continue to make contributions as calculated in accordance with the first sentence of this Section 6.14(h) unless the activities and performance of the Foundation cease to be reasonably acceptable to Unilever, and provided that the Foundation meets the other requirements set out in the previous sentence. The Company Board shall also be responsible for making the determination referred to in Section 6.05(d).

                  (i) Conopco shall not prevent the Surviving Corporation from fulfilling its obligations under this Section 6.14.

                  (j) Conopco shall have primary responsibility for the financial and operational aspects of the Surviving Corporation and the other aspects of the Surviving Corporation not allocated to the Company Board pursuant to this Section 6.14. Each member of the Company Board after the Effective Time and all employees of the Surviving Corporation shall agree to abide by the

Unilever Code of Business Conduct, and all employees of the Surviving Corporation shall agree to abide by Unilever's financial, accounting and legal procedures.

                  (k) Following the Effective Time, the Surviving Corporation shall establish a new product development unit responsible for special projects to be headed by B.C., for so long as B.C. is a member of the Company Board and an employee of the Surviving Corporation. The role of such unit shall include the test-marketing of new products to a reasonable extent, provided that such test-marketing is performed in conjunction with the Surviving Corporation's marketing department to ensure that proper measures are utilized to determine the success or failure of such test-marketing.

                  (l) The parties agree that the Company Charter and the Company By-laws shall be amended after the Effective Time to the extent necessary to implement the provisions contained in this Section 6.14, including if necessary the Surviving Corporation electing to become a close corporation in accordance with the provisions of the VBCA.

                  SECTION 6.15. THE FOUNDATION. Immediately prior to the Effective Time, the Surviving Corporation shall, and Conopco shall cause the Surviving Corporation to, make a one-time contribution of not less than $5 million to the Foundation so long as (i) the Foundation does not significantly change its charitable purpose, (ii) none of the trustees of the Foundation disparages the Surviving Corporation, its products or its management and (iii) any replacement or additional trustee of the Foundation appointed before the date of payment is reasonably satisfactory to Conopco.

                  SECTION 6.16. CERTAIN EMPLOYEE MATTERS. (a) The Surviving Corporation shall not, for a period of at least two years following the Effective Time, initiate any material headcount reduction of the employees of the Company, such headcount to be measured on a seasonal basis taking into account past employment practice by the Company.

                  (b) The Surviving Corporation shall maintain for a period of at least five years following the Effective Time its corporate presence and substantial operations in Vermont.

                  (c) The Surviving Corporation shall maintain the Company's current "liveable wage" policy in respect of employees of the Surviving Corporation.

                  (d) Following the Effective Time, a significant amount of the incentive-based compensation of the OCEO shall be based on the social performance of the Surviving Corporation, and the Company Board shall be primarily responsible for the award of such social performance based amounts.

                  SECTION 6.17. SOCIAL MILESTONES. Following the Effective Time, Conopco shall cause the Parents to, and the Company shall, appoint John Elkington (or such other person as the parties may agree from time to time) (the "SOCIAL ADVISOR") to work with the Parents and the Company to develop a program of social milestones for the assessment of the Parents' efforts to incorporate socially responsible practices into their businesses, based on the Parents' social audit to be completed in the year 2000 (the "PARENTS SOCIAL AUDIT"), which will set out five-year performance goals with interim annual targets (the "SOCIAL MILESTONES"), each of the Social Milestones to be agreed between the Parents and the Company. The Social Advisor shall carry out an annual audit of the Parents' performance in relation to the Social Milestones, such audit to be publicly disseminated to the extent consistent with the dissemination of the Parents Social Audit, or, if the Parents Social Audit is not publicly disseminated, on a time frame and in a manner reasonably acceptable to the Parents and the Company Board, which manner shall include publication on the Parents' website. The reasonable fees of John Elkington shall be borne by Conopco or its affiliates.

                  SECTION 6.18. THE SOCIAL VENTURE FUND. Following the Effective Time, the Surviving Corporation shall establish an entity (the "SOCIAL VENTURE FUND") independent from the Foundation and the Surviving Corporation, such entity to be beneficially owned by the Foundation or another charitable foundation to be established by the Surviving Corporation (so long as such other charitable foundation constitutes an entity to which donations would be tax deductible under the U.S. Income Tax Code). The Surviving Corporation shall fund such entity pursuant to an agreement to be made between the Surviving Corporation and the Foundation after the Effective Time on such terms and conditions as they and the Social Venture Committee shall approve to provide venture financing to (a) vendors owned by women, minorities or indigenous people, (b) vendors which give priority to a social change mission, and (c) such other third-party entrepreneurial businesses within the scope of the Company's Social Mission Priorities. The Surviving Corporation shall make available to the Social Venture Fund an aggregate amount of $5 million. The terms of any agreement relating to the Social Venture Fund shall limit the financial responsibility of the Surviving Corporation to the foregoing cash contributions.

                                   ARTICLE VII

                  SECTION 7.01. CONDITIONS TO THE OFFER. Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Company Common Stock that, taking into account the conversion of the Class B Common Stock to Class A Common Stock, would constitute a majority of the combined voting power of the Company Common Stock (determined on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into voting securities) (the "MINIMUM TENDER CONDITION"), (ii) the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated and (iii) the Company shall have mailed the notice of conversion described in Section 6.11(b) to all holders of Class B Common Stock following receipt of the notice specified in Section 6.11(b) and shall not have taken any action in violation of Section 6.11(b). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company, or if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

                  (a) there shall be threatened by any Governmental Entity, or there shall be initiated or pending any suit, action, proceeding, application or counterclaims by any Governmental Entity or any other person, or before any court or governmental authority, agency or tribunal, domestic or foreign in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Conopco or Sub of any Class A Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other Transaction, or seeking to obtain from the Company, Conopco or Sub any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Conopco or any of their respective subsidiaries of any material portion of the business or assets of the Company, Conopco or any of their respective subsidiaries, or to compel the Company, Conopco or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Conopco or any of their respective subsidiaries, as a result of the Offer, the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Conopco or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit or limit Conopco or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries, or (v) which otherwise, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect;

                  (b) any Law shall be threatened, proposed, sought, or any Law or Judgment shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any Consent withheld with respect to (i) Conopco, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any other Transaction, by any Governmental Entity that would reasonably be expected to result directly or indirectly, in any of the consequences referred to in paragraph (a) above;

                  (c) since the date of this Agreement, there shall have occurred (i) any material damage to any material property in which the Company or any Company Subsidiary has any interest, (ii) any suit, action or proceeding threatened against or affecting the Company or any Company Subsidiary or any significant development in any existing suit, action or proceeding involving or affecting the Company or any Company Subsidiary, (iii) any challenge to the use by the Company of any material intellectual property rights used in its business at the date hereof or (iv) any event, change, effect or development adversely affecting the integrity of the trademarks or trade names under which the Company conducts its business, that, in any case under each of clause (i), (ii), (iii) and (iv), individually or in the aggregate, have had or would reasonably be expected to have, a Company Material Adverse Effect;

                  (d)(i) it shall have been publicly disclosed or Conopco shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the outstanding shares of the Company Common Stock has been acquired by another person or (ii) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Conopco or Sub, its approval or recommendation of this Agreement, the Offer or the Merger, failed to recommend to the Company's shareholders that they accept the Offer and give the Company Shareholder Approval or approved or recommended any Company Takeover Proposal;

                  (e)(i) any representation and warranty of the Company in this Agreement that is qualified as to Company Material Adverse Effect shall not be true and correct as of the date of this Agreement, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date), and (ii) the representations and warranties of the Company that are not so qualified as to Company Material Adverse Effect shall not be true or correct in all respects as of the date of this Agreement, except to the extent such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date), unless the failure of all such representations and warranties in this clause (ii) to be true and correct in aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

                  (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

                  (g) this Agreement shall have been terminated in accordance with its terms;

which, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Conopco or any of its affiliates), makes it inadvisable, in the sole judgment of Sub or Conopco, to proceed with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of Sub and Conopco and, subject to Section 1.01(a), may be asserted by Sub or Conopco regardless of the circumstances giving rise to such conditions or may be waived by Sub and Conopco in whole or in part at any time and from time to time in their sole discretion. The failure by Conopco, Sub or any other affiliate of Conopco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                  SECTION 7.02. CONDITIONS TO THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) SHAREHOLDER APPROVAL. The Company shall have obtained the Company Shareholder Approval.

                  (b) ANTITRUST. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                  (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that prior to asserting this condition each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Shareholder Approval:

                  (a) by mutual written consent of Conopco, Sub and the Company;

                  (b) by either Conopco or the Company:

                           (i) if the Merger is not consummated on or before
                  September 30, 2000, unless the failure to consummate the Merger is the result of a material breach of any Transaction Agreement by the party seeking to terminate this Agreement; PROVIDED, HOWEVER, that (A) the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger, (B) this Agreement may not be terminated pursuant to this clause (i) after Sub accepts shares of Company Common Stock for payment pursuant to the Offer and (C) such September 30, 2000 date may be extended to a date not later than November 30, 2000, by Conopco or the Company prior to termination of this Agreement, by notice in writing to the other, if on September 30, 2000, the Offer has not been consummated because of the failure of the condition in clause (ii) of the lead-in paragraph in Section 7.01 or the condition in paragraph (a) in Section 7.01;

                           (ii) if any Governmental Entity issues an order,
                  decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                           (iii) if as the result of the failure of any of the
                  conditions set forth in Section 7.01 to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Conopco having purchased any shares of Company Common Stock pursuant to the Offer; or

                           (iv) if, upon a vote at a duly held meeting to obtain
                  the Company Shareholder Approval, the Company Shareholder Approval is not obtained; PROVIDED, HOWEVER, that Conopco may not terminate this Agreement under this Section 8.01(b)(iv) if the Company Common Stock owned by Sub, Conopco or any affiliate of Conopco shall not have been voted in favor of obtaining the Company Shareholder Approval;

                  (c) by Conopco, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01, and (ii) has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Conopco is not then in wilful and material breach of any representation, warranty or covenant contained in any Transaction Agreement);

                  (d) by Conopco:

                           (i) if the Company Board or any committee thereof
                  withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Conopco, its approval or recommendation of this Agreement, the Offer or the Merger, fails to recommend to the Company's shareholders that they accept the Offer and give the Company Shareholder Approval or approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal; PROVIDED, HOWEVER, that any public statement by the Company that (A) it has received a Company Takeover Proposal, (B) it has given Conopco the notice required by Section 5.02(b) in connection with the withdrawal of its recommendation or (C) otherwise only describes the technical operation of Sections 5.02, 6.07 and 7.01(d)(ii) and this
                  Section 8.01 shall not be deemed to be a public proposal to withdraw or modify the Company Board's recommendation for the purposes of this clause (i) or Section 7.01(d)(ii); or

                           (ii) if the Company or any of its officers,
                  directors, employees, representatives or agents takes any of the actions that are proscribed by
                  Section 5.02;

                  (e) by the Company if the Company Board withdraws its recommendation of the Offer in accordance with Section 5.02(b); and

                  (f) by the Company, if Conopco breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Conopco of such breach (provided that the Company is not then in wilful and material breach of any representation, warranty or covenant contained in any Transaction Agreement).

                  SECTION 8.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Conopco as provided in
Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Conopco, Sub or the Company, other than Section 3.21, Section 4.06, Section 6.02(c), Section 6.07, this
Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representa tion, warranty or covenant set forth in any Transaction Agreement.

                  SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; PROVIDED, HOWEVER, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties and, where any amendment relates to a provision of this Agreement in respect of which any third party beneficiary is entitled to an enforcement right pursuant to Section 9.07, an instrument in writing must be signed by the person entitled to such enforcement right.

                  SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and, where any waiver relates to a provision of this Agreement in respect of which any third party beneficiary is entitled to an enforcement right pursuant to Section 9.07, an instrument in writing must be signed by the person entitled to such enforcement right. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  SECTION 8.05. PROCEDURE FOR TERMINATION, AMEND MENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require (a) in the case of Conopco, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors and (b) in the case of the Company, action by a majority of the members of the Company Board who were members thereof on the date of this Agreement and remain as such hereafter or the duly authorized designee of such members; PROVIDED, HOWEVER, that in the event that Sub's designees are appointed or elected to the Company Board as provided in Section 6.10, after the acceptance for payment of Company Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of the majority of the Independent Directors, in lieu of the vote required pursuant to clause (a) above, shall be required by the Company to (i) amend or terminate this Agreement, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Conopco's or Sub's respective obligations under this Agreement.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications under this Agree ment shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Conopco or Sub, to

                           Conopco, Inc.
                           390 Park Avenue, 21st Floor
                           New York, NY 10022
                           Attention:  Ronald Soiefer
                           Facsimile:  (212) 688-3411

                           with a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY 10019
                           Attention: Richard Hall
                           Facsimile:  (212) 474-3700

                  (b) if to the Company, to

                           Ben & Jerry's Homemade, Inc.
                           30 Community Drive
                           South Burlington, VT  05403
                           Attention:  Chief Executive Officer
                           Facsimile (508) 230-5579
                           with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA  02110
                           Attention:  Howard K. Fuguet
                           Facsimile:  (617) 951-7050

                           and:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York  10036
                           Attention:  Randall H. Doud
                           Facsimile: (917) 777-2524

                  SECTION 9.03.  DEFINITIONS.  For purposes of this
Agreement:

                  "AFFILIATE" and "ASSOCIATE", when used with reference to any person, shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act, as in effect on the date of this Agreement. In the case of Conopco, "affiliate" shall include, without limitation, either Parent, and any entity a majority of the voting control of which is owned, directly or indirectly, by either Parent or both of them together.

                  A "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or Conopco, any change or effect that is materially adverse to the business, properties, assets, condition (financial or otherwise), or results of operations of such party and its subsidiaries, taken as a whole, except (in the case of the Company) as expressly set forth in the Company Disclosure Letter.

                  An "INELIGIBLE DIRECTOR" means any member of the Company Board at the date hereof who (a) fails to tender his or her shares of Company Common Stock pursuant to the Offer, (b) makes any public statement disparaging either Parent, Conopco, the Company, any Transaction Agreement or any Transaction, (c) takes any action that, but for Section 9.11, would constitute a breach of this Agreement by the Company or (d) takes any other action which is intended to cause any of the Transactions to fail to be completed.

                  "PARENT" means either of Unilever N.V. or Unilever PLC and "PARENTS" shall mean both of them.

                  A "PERSON" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

                  A "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  SECTION 9.04. INTERPRETATION; DISCLOSURE LETTERS. When a reference is made in this Agreement to a Section, Exhibit or Schedule such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates.

                  SECTION 9.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 9.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 9.07. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. The Transaction Agreements, taken together with the Company Disclosure Letter and the Conopco Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions, and (b) except for the provisions of Article II and Sections 6.04(a), 6.05, 6.06, 6.15, 6.16 and 6.18 are not intended to confer upon any person other than the parties any rights or remedies. The provisions of Section 6.04(a) are enforceable by the holders of the Company Stock Options. The provisions of Section 6.05(a) are enforceable by the parties to those agreements referred to in Section 6.05(a). The provisions of Sections 6.05(b), 6.05(c), 6.05(d), 6.16 and 6.18 are enforceable by Henry Morgan and Jeffrey Furman acting jointly. Conopco shall reimburse the reasonable legal fees and expenses of Henry Morgan and Jeff Furman in bringing any litigation, or taking any other action, in good faith to enforce the third-party beneficiary rights granted to them under this Section 9.07. The provisions of
Section 6.06 are enforceable by the directors and officers referred to in
Section 6.06. Until such time as the Company Board is constituted in accordance with Section 6.14(a), the provisions of Section 6.14(a) are enforceable by any individual who is a member of the Company Board at the date of this Agreement. Thereafter, (i) the provisions of Section 6.14(a) relating to the removal of directors may be enforced by any individual who was a member of the Company Board immediately prior to the alleged breach of Section 6.14(a) and (ii) the provisions of Section 6.14(a) relating to the appointment of a director may be enforced by any individual who was a member of the Company Board immediately prior to the alleged breach of Section 6.14(a) or by any individual nominated for appointment in accordance with the provisions of Section 6.14(a) but not so appointed by the Surviving Corporation. The provisions of Section 6.15 are enforceable by the Foundation.

                  SECTION 9.08. GOVERNING LAW. THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF VERMONT ARE MANDATORILY APPLICABLE TO THE MERGER.

                  SECTION 9.09. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by opera tion of law or otherwise by any of the parties without the prior written consent of the other parties except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Conopco or to any direct or indirect wholly owned subsidiary of Conopco, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 9.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any New York state court or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than any New York state court or any Federal court sitting in the State of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any Transaction.

                  SECTION 9.11. SEPARATE PARTIES. Each of the parties to this Agreement acknowledges and agrees that each party is responsible for its own performance of its obligations hereunder and that no other party shall be liable for a failure of another party to perform its obligations. Without limiting the foregoing, it is acknowledged by Conopco that no Ineligible Director is acting as a representative of the Company in connection with the Transaction Agreements or the Transactions and that any action or failure to act on the part of any Ineligible Director shall not be deemed to be an action or failure to act on the part of the Company, including under Section 5.02, 6.07 or 8.01, except to the extent that such Ineligible Director's action or failure to act is taken under the instruction of, or with the cooperation or the concurrence of, the Company Board.

                  IN WITNESS WHEREOF, Conopco, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                            CONOPCO, INC.,

                                              by

                                                 /S/ MART LAIUS
                                                --------------------------------
                                                Name:  Mart Laius
                                                Title: Vice President

                                            VERMONT ALL NATURAL EXPANSION
                                            COMPANY,

                                              by

                                                 /S/ MART LAIUS
                                                --------------------------------
                                                Name:  Mart Laius
                                                Title: Vice President

                                            BEN & JERRY'S HOMEMADE, INC.,

                                              by

                                                 /S/ PERRY D. ODAK
                                                --------------------------------
                                                Name:  Perry D. Odak
                                                Title: Chief Executive Officer

                                                                       EXHIBIT A

                            ARTICLES OF INCORPORATION

                                       OF

                              SURVIVING CORPORATION

                                    ARTICLE I

                  The name of the corporation (hereinafter called the "Corporation") is BEN & JERRY'S HOMEMADE, INC.

                                   ARTICLE II

                  The address of the Corporation's registered office in the State of Vermont is 148 College Street, Burlington, Vermont. The name of the registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

                  The Corporation has the following Mission Statement: We have a progressive, nonpartisan, social mission that seeks to meet human needs and eliminate injustices in our local, national and international communities by integrating these concerns into our business activities. Our focus is on children and families, and the environment.

- The gap between the rich and the poor is wide. We strive to create economic opportunities for those who have been denied them.

- Capitalism and the wealth it produces does not create opportunity for everyone equally. We practice caring capitalism by integrating concern for the disadvantaged in our day-to-day business activities, and by advancing new models of economic justice that can become sustainable and replicable.

- Manufacturing by definition creates waste. We strive to minimize our negative impact on the environment.

- The growing of food sometimes uses toxic chemicals. We support socially and environmentally sustainable methods of food production and family farming.

The U.S. continues to spend significantly more on its military each year than the combined spending on: child health, welfare, education, nutrition, housing, job training and environment. We seek and support nonviolent ways to achieve peace and justice.

We strive to manifest a deep respect for human beings inside and outside our Corporation and for the communities of which they live.

                                   ARTICLE IV

                  The total number of shares of all classes of stock that the Corporation shall have authority to issue is 10,000,000 shares of Common Stock having the par value of $0.01 per share.

                                    ARTICLE V

                  The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

                                   ARTICLE VI

                  In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

                                   ARTICLE VII

                  Unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

                                  ARTICLE VIII

                  To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director.

                                   ARTICLE IX

                  Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law.

                                    ARTICLE X

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Vermont Business Corporation Act.

                                                                       EXHIBIT B

                         FORM OF DELEGATION OF AUTHORITY

A. Conopco and the Company Board retain authority with regard to the following matters, among others; as between Conopco and the Company Board the allocation of responsibility between them shall be as provided in Section 6.14:

         1. Approval on an annual basis for the upcoming year of:

                  a. the Company's Strategic and Operating Plan to include: Marketing, Sales and Social Mission
                  b.       the Financial Plan/Budget to include:
                           Statement of Income, Balance Sheet and
                           Statements of Cash Flows (including an
                           Operating Budget, Statement of Projected
                           Financial Positions, Balance Sheet and Flow of Funds Forecasts)
                  c.       the Capital Expenditure Budget and Operating
                           Lease Budget
                  d.       the Company's draft and final audited
                           financial statements
                  e. Trade Credit Policy: Conopco approval for Trade Credit extended to any customer in excess of $1 million

         2.       Selection of

                  a.       Corporate Counsel
                  b.       Independent Auditors

      2.1.        Approval of

                  a. the principal Banking Institution(s) with which the Company maintains deposit, borrowing or other relationships
                  c.       any Investment Banking Institution
                  d.       Public Relations and Advertising Agencies
                  e. Consultants with a contract value in excess of $175,000 or to whom payments are expected to exceed $175,000 in the aggregate
                  f.       any insurance agent, broker or similar party

         3.       Any transaction involving

                  a. the sale or encumbrance of assets with a book value over $100,000
                  b.       the sale of stock or assets of a subsidiary
                  c. the acquisition of stock or assets of another company
                  d. loans in excess of $30,000 made outside the ordinary course of business not to exceed
                           $150,000 outstanding at any time
                  e. a single purchase of Inventory in excess of $5 million or any opening of Letters of Credit in excess of $2 million (in the aggregate of excess over and above $2 million or singular opening of Letter of Credit above $2 million)
                  f. transactions with any parties related to any officer of the Company
                  g. the sale or purchase of the Company's capital stock
                  h.       the declaration and payment of dividends
                  i. the approval of any other contract (including all real property leases, joint venture, partnership or similar contracts with vendors) with a value in excess of $250,000 per year with terms not to exceed five years or any other non-ordinary course payment or purchase orders (including the settlement of litigation claims involving payments by the Company) in excess of $250,000

         4. Total compensation (including Bonuses) of any employees at or above the level of Officer and/or any other employees exceeding $200,000 annually.

         5. Employment termination or appointments of any employee with a base salary at or above $200,000.

         6. Any change in employee benefit plans with an annual aggregate cost increase in excess of $300,000.

         7.       Any amendments of the By-laws of the Company.

         8. Any amendment or alteration of the borrowing authority of the Company or renegotiation, prepayment of or amendment to any lending arrangement.

         9. Approval of authorized signatures and signing authorities on all bank accounts for check signing, money transfer authorities, etc.

         10. The delegation of authority to individuals other than officers (E.G., buyers) of the Company to execute contracts or other agreements on behalf of the Company.

         11. Any amendment or new collective bargaining or other labor agreements.

         12. all matters not covered by the delegation in B and any matters requiring, as a matter of law, a specific vote of the Board of Directors in addition to the votes establishing the below delegation.

B. The Surviving Corporation delegates to the Chief Executive Officer the authority to set upon the following matters with the required written concurrence of the Chief Financial Officer:

         1. Capital Expenditures within the Capital Budget up to $700,000 per project; PROVIDED, that the total value of capital expenditures does not exceed the amount authorized in the Budget.

         2. Capital Expenditures not in the Capital Budget up to $350,000 per project, but not over $750,000 in the aggregate. In no event will total capital expenditures exceed the total value of capital expenditures authorized in the Capital Budget.

         3. Disposal or encumbrance of assets with a book or fair market value of no more than $150,000 per transaction.

         4. Operating Leases within Operating Lease Budget up to a total commitment of $500,000 per transaction.

         5. Operating Leases not in Operating Lease Budget, with a total commitment of $150,000 per year in total commitment per lease with a term not to exceed five years, but not over $450,000 annually in the aggregate.

         6. Administration of the details of the Company's Compensation Program (applying its general compensation philosophy as previously developed) for all employees (other than those covered in A.3 above).

         7. Administration of the Employees Benefit Program, including approval of changes with an aggregate annual cost up to $300,000.

         8.       a.       Execution of contracts within the ordinary
                           course with an individual value of up to $500,000 that do not require special approval by A.3 above.

                  b. Other non-ordinary payments in an amount up to $150,000 that also do not require special approval by
                           A.3 above.

C. Conopco and the Surviving Corporation will be provided with a comprehensive review of the following matters by the Chief Executive Officer, or other members of the management on a regular basis, or more often if issues create the need:

         1.       As soon as practical:

                  a.       Status of material tax matters as they arise.
                  b. Status of material legal matters as they arise.
                  c.       Any material change in vendor relations.
                  d. Any material change in the operating or financial performance of the Company.
                  e. Any contact made by potential buyers who may be interested in purchasing the Company and/or its assets.
                  f. Notices of default or acceleration under loan agreements, notes or significant contract.

         2.       Monthly:

                  a. Financial and operating results, including managements analysis in writing
                  b. Update/reconciliation of actual vs. budgeted Capital expenditures.

         3.       Quarterly:

                  a.       Status of legal matters
                  b.       Competition update
                  c.       Information systems

                  d.       Report on all banking relationships
                  e.       Product Quality

         4.       Annually:

                  a.       Independent accountant management letters
                  b.       Other tax matters
                  c. Officers salary, bonus and wages adjustment recommendations
                  d.       Property/Casualty and employee benefit
                           insurance programs
                  e.       Advertising and Public Relations programs
                  f.       Officer performance appraisals
                  g.       Union relationships